Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statement of additional information of Aggressive Growth Portfolio, Balanced Portfolio, Dynamic Capital Appreciation Portfolio, Growth & Income Portfolio, Growth Opportunities Portfolio, Mid Cap Portfolio and Value Strategies Portfolio of Variable Insurance Products Fund III filed as part of this Post-Effective Amendment No. 29 to the Registration Statement (File Nos. 033-54837 and 811-07205) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (File Nos. 033-54837 and 811-07205).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

April 29, 2004